                                                                  EXHIBIT 99.2

                          AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of September 5, 1995, is among TIE/communications, Inc., a Delaware corporation (the "Company"), TIE Acquisition Co., a Delaware corporation ("Parent") and TIE Merger Co., a Delaware corporation and wholly-owned subsidiary of Parent ("Acquisition").

     WHEREAS, the Board of Directors of the Company (the "Board") desires to optimize stockholder value and has been evaluating alternatives, including the continuation of the Company's current business strategies, the implementation of strategic alliances with one or more synergistic parties or a sale or similar disposition of the Company;

     WHEREAS, various potential purchasers have submitted proposals to acquire the Company and these proposals have been considered and evaluated by the Board, with the advice and assistance of its legal and financial advisors;

     WHEREAS, the Board has determined that it is in the best interests of the Company's stockholders for the Company to enter into this Agreement with Parent and Acquisition, providing for the acquisition of the Company upon the terms and subject to the conditions set forth herein;

     WHEREAS, subject to the terms and conditions of this Agreement, and in furtherance hereof, Parent shall make a tender offer (the "Offer") to acquire all of the outstanding shares of common stock, par value $.10 per share, of the Company (the "Shares") for a cash amount of $8.60 per share net to the seller (such amount, or any greater amount per Share paid pursuant to the Offer, being hereinafter referred to as the "Per Share Amount");

     WHEREAS, the Board has, in light of and subject to the terms and conditions set forth herein, (i) determined that the Offer and the Merger (as hereinafter defined), taken together, is fair to and in the best interests of the stockholders of the Company and (ii) approved and adopted this Agreement and the transactions contemplated hereby (including, but not limited to, the Offer) and resolved to recommend acceptance of the Offer and, if required by applicable law, approval and adoption of this Agreement and the Merger by the stockholders of the Company;

     WHEREAS, subject to the terms and conditions of this Agreement and also in furtherance of such acquisition, the Managing Board of Parent and the Board of Directors of Acquisition have each approved the merger (the "Merger") of Acquisition with and into the Company following the Offer in accordance with the General Corporation Law of the State of Delaware (the "Delaware Law"), pursuant to which the holders of Shares (other than

Acquisition, Parent and any direct or indirect subsidiary of Parent or Acquisition) shall receive the Per Share Amount; and

     WHEREAS, Parent has received the written commitment of Marmon Holdings, Inc. ("Marmon") and The Pritzker Family Philanthropic Fund to tender the respective Shares owned by each of them pursuant to the Offer, and not to withdraw such Shares from such tender, and
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each of Marmon Holdings, Inc. and The Pritzker Family Philanthropic Fund has
granted to Parent an irrevocable option to purchase and an irrevocable proxy with respect to the respective Shares owned or hereafter acquired by each of them, all pursuant to and subject to the conditions of that certain Stockholders Option Agreement of even date herewith (the "Stockholders Option Agreement").

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and Acquisition hereby agree as follows.

                                   ARTICLE I.

                                   THE OFFER

     SECTION 1.01  The Offer.  (a)  Provided that this Agreement shall not have
                   ---------
been terminated in accordance with Section 8.01 hereof and none of the events set forth in Annex A hereto shall have occurred or be existing, Parent shall commence the Offer as promptly as reasonably practicable after the date hereof, but in no event later than September 12, 1995. The obligation of Parent to accept for payment and to pay for Shares tendered pursuant to the Offer shall be subject to the condition that at least 2,986,004 Shares (or such greater number of Shares as equals 75% of the Shares then outstanding) shall have been validly tendered and not withdrawn prior to the expiration of the Offer (the "Minimum Tender Condition") and shall also be subject to the satisfaction of the other conditions set forth in Annex A hereto. Subject to the terms and conditions of the Offer (including the Minimum Tender Condition), Parent shall pay for Shares which have been validly tendered and not withdrawn pursuant to the Offer as promptly as reasonably practicable after expiration of the Offer. Parent expressly reserves the right to increase the price per Share payable in the Offer or to make any other changes in the terms and conditions of the Offer; provided that, unless approved by the Board in writing, no change will be made that decreases the price per Share payable in the Offer, changes the form of consideration payable in the Offer, adds additional conditions to the Offer, decreases the number of Shares being tendered for in the Offer, or makes any change in the terms and conditions of the Offer which is inconsistent with the third sentence of this Section 1.01(a) or which is otherwise materially adverse to holders of Shares. It is agreed that the conditions set forth in Annex A hereto are for the benefit of Parent and may be asserted by Parent or, subject to the preceding sentence, may be waived by Parent, in whole or in part at any time and from time to time, in its sole discretion. The Per Share Amount, subject to applicable withholding taxes, shall be paid net to the seller in cash, upon the terms and subject to the conditions of the Offer.

     (b) As soon as reasonably practicable on the date of commencement of the Offer, Parent and Acquisition shall file with the Securities and Exchange Commission (the "SEC") (i) a Tender Offer Statement on Schedule 14D-1 (together with any amendments or supplements thereto, the "Schedule 14D-1") with respect to the Offer and (ii) if required, a Rule 13E-3 Transaction Statement (the "Schedule 13E-3") with respect to the execution and delivery of the Stockholders Option Agreement and the Offer. The Schedule 14D-1 shall contain or shall incorporate by reference an offer to purchase and a form of the related letter of transmittal and any related summary advertisement (together with all supplements or amendments thereto and the Schedule 14D-1, the "Offer Documents"). The Offer Documents and Schedule 13E-3 will

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comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Acquisition with respect to information supplied by the Company for inclusion in the Offer Documents or
Schedule 13E-3. Parent, Acquisition and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents and
Schedule 13E-3 if and to the extent that it shall have become false or misleading in any material respect and Parent and Acquisition each further agrees to take all steps necessary to cause the Offer Documents and Schedule 13E-3 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent and Acquisition agree to provide the Company and its counsel in writing any comments Parent, Acquisition or their counsel may receive from the SEC or its Staff with respect to the Offer Documents promptly after the receipt of such comments.

     (c) The Company shall prepare and file with the SEC, subject to the prior approval of Acquisition (which approval shall not be unreasonably withheld), if necessary, as soon as practicable after the expiration of the Offer, a proxy or information statement (the "Proxy Statement") and such other documents relating to the Merger as required by the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder, and the Company shall prepare or shall assist Parent and Acquisition in preparing, as the case may be, any other filings required under the Exchange Act, the Securities Act of 1933, as amended (the "Securities Act"), or any other federal or state securities laws relating to the Offer, the Merger and the transactions contemplated herein (the "Other Filings"). The Company shall obtain and furnish the information required to be included in the Proxy Statement and shall, subject to the prior approval of Acquisition (which approval shall not be unreasonably withheld), respond promptly to any comments made by the SEC with respect to the Proxy Statement and cause the Proxy Statement to be mailed to the Company's stockholders at the earliest reasonably practicable date.

     SECTION 1.02  Company Action.  (a)  The Company hereby approves of and
                   --------------
consents to the Offer and represents and warrants that the Board, at a meeting duly called and held, has in light of and subject to the terms and conditions set forth herein, (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, taken together, are fair to and in the best interests of the stockholders of the Company, (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger, which approval constitutes approval for purposes of Section 203(a)(1) of the Delaware Law of the Offer, the execution, delivery and performance of the Stockholders Option Agreement by and among Acquisition and the stockholders who are parties thereto and the Merger, and
(iii) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares thereunder to Acquisition and, if required by applicable law, approve and adopt this Agreement and the Merger; provided,
                                                                 --------
however, that such recommendation may be withdrawn, modified or amended to the
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extent that the members of the Board, by a majority vote, determine in good faith (upon advice of counsel) that they are required to do so in the exercise of their fiduciary duties. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Board described in the immediately preceding sentence.

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     (b) The Company hereby agrees to file with the SEC as promptly as reasonably practicable on the date of the commencement of the Offer, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the "Schedule 14D-9") containing the recommendations described in Section 1.02(a) hereof and to disseminate the
Schedule 14D-9 to the extent required by Rule 14e-2 promulgated under the Exchange Act and any other applicable federal securities laws. The Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or Acquisition for inclusion in the Schedule 14D-
9. Parent and its counsel shall be given the opportunity to review the Schedule 14D-9 prior to the filing thereof with the SEC. The Company, Parent and Acquisition each agrees promptly to correct any information provided by it for use in the Schedule 14D-9 and to the extent that it shall have become false or misleading in any material respect the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the holders of Shares, as and to the extent required by applicable federal securities laws. The Company agrees to provide to Acquisition and its counsel in writing any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments. Notwithstanding anything contained in this Section 1.02(b), but subject to Section 8.03 hereof, if the members of the Board by majority vote determine in good faith (upon advice of counsel) that it is required in the exercise of their fiduciary duties to withdraw, modify or amend the recommendation of the Board, such withdrawal, modification or amendment shall not constitute a breach of this Agreement.

     (c) In connection with the Offer, the Company will promptly furnish Parent with such information, including current lists of the stockholders of the Company, mailing labels and lists of security positions and shall furnish Parent with such additional information and assistance (including, without limitation, updated lists of stockholders, mailing labels and lists of securities positions) as Parent or its agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and its affiliates and associates shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger, and, if this Agreement shall be terminated, will deliver to the Company all copies of such information then in their possession.

     SECTION 1.03  Boards of Directors and Committees; Section 14(f).  (a)
                   -------------------------------------------------
Effective upon the purchase by Parent of Shares pursuant to the Offer and from time to time thereafter, Parent shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board as will give Parent representation on the Board equal to the product of the number of directors on the Board and the percentage that such number of Shares so purchased bears to the total number of outstanding Shares, and the Company shall take all actions necessary to cause Parent's designees to be elected or appointed to the Company's Board; provided, however, that prior to the Effective
                                  --------  -------
Time (as hereinafter defined), the Board shall always have at least three (3) members who are neither officers of the Company nor designees, stockholders, affiliates or associates of Parent, Acquisition or, unless such designee is consented

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to by Parent (which consent shall not be unreasonably withheld), any party to the Stockholders Option Agreement (the "Independent Directors"). At such times the Company will use its best efforts to cause persons designated by Parent to constitute the same percentage as is on the Board of (i) each committee of the Board (other than any committee of the Board established to take action under this Agreement), (ii) each board of directors of each subsidiary of the Company, and (iii) each committee of each such board.

     (b) The Company's obligations to appoint designees to the Board shall be subject to Section 14(f) of the Exchange Act ("Section 14(f)") and Rule 14f-1 promulgated thereunder ("Rule 14f-1"). The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.03 and shall include in the Schedule 14D-9 or the Schedule 14D-1 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1. Parent or Acquisition will supply to the Company in writing and be solely responsible for any information with respect to either of them and their nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

     (c) Following the election or appointment of Acquisition's designees pursuant to this Section 1.03 and prior to the Effective Time (as hereinafter defined), (i) any amendment to this Agreement which (A) decreases the price per Share payable hereunder, (B) changes the form of consideration payable hereunder, or (C) makes any change in the terms and conditions of this Agreement which is otherwise materially adverse to holders of Shares, (ii) any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Acquisition or the waiver of any of the Company's rights hereunder, and (iii) any termination of the Agreement, will require the concurrence of a majority of the Independent Directors.

                                  ARTICLE II.

                                   THE MERGER

     SECTION 2.01  The Merger.  At the Effective Time and upon the terms and
                   ----------
subject to the satisfaction or waiver of the conditions of this Agreement and the Delaware Law, Acquisition shall be merged with and into the Company. Following the Merger, the separate corporate existence of Acquisition shall cease. The Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Acquisition.

     SECTION 2.02  Effective Time.  As soon as practicable after the
                   --------------
satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the parties hereto shall file a certificate of merger or certificate of ownership and merger with the Secretary of State of the State of Delaware, and take all such other and further actions as may be required by law to make the Merger effective. The Merger shall become effective at such time as the certificate of merger or certificate of ownership and merger is duly filed with the Secretary of State of the State of Delaware (the "Effective Time").

     SECTION 2.03  Effects of the Merger.  The Merger shall have the effects set
                   ---------------------
forth in the Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and

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Acquisition shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquisition shall become the debts, liabilities and duties of the Surviving Corporation.

     SECTION 2.04  Certificate of Incorporation and By-Laws.  (a)  Subject to
                   ----------------------------------------
Section 6.06(b) hereof, the Restated Certificate of Incorporation of the Company in effect immediately prior to the Effective Time shall be amended at the Effective Time to read as does the Certificate of Incorporation of Acquisition immediately prior to the Effective Time, except that the name of the Surviving Corporation as set forth in such Certificate of Incorporation shall be "TIE/communications, Inc."

     (b) Subject to Section 6.06(b) hereof, the By-Laws of Acquisition in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation until amended in accordance with applicable law.

     SECTION 2.05  Directors.  The directors of the Company immediately prior to
                   ---------
the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office from the Effective Time in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation and until his or her successor is duly appointed and qualified.

     SECTION 2.06  Officers.  The officers of the Company immediately prior to
                   --------
the Effective Time shall be the officers of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation.

     SECTION 2.07  Conversion of Securities.  At the Effective Time, by virtue
                   ------------------------
of the Merger and without any action on the part of Parent, Acquisition, the Company or the holder of any of the following securities:

          (a) Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled pursuant to Section 2.07(b) hereof and Dissenting Shares (as hereinafter defined)), shall be cancelled and extinguished and be converted into the right to receive the Per Share Amount, in cash, without any interest thereon, upon surrender of the certificate(s) that formerly evidenced such Shares in the manner provided in Section 3.02 hereof.

          (b) Each Share issued and outstanding immediately prior to the Effective Time and owned by Parent or Acquisition or any direct or indirect subsidiary of Parent or Acquisition, or which is held in the treasury of the Company or any of its subsidiaries, shall be cancelled and retired and no payment shall be made without respect thereto.

          (c) Each share of common stock, par value $.01 per share, of Acquisition issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.10 per share, of the Surviving Corporation.

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                                 ARTICLE III.

                     DISSENTING SHARES; EXCHANGE OF SHARES

          SECTION 3.01  Dissenting Shares.  Notwithstanding anything in this
                        -----------------
Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with Section 262 of the Delaware Law (collectively, the "Dissenting Shares") shall not be converted into a right to receive the Per Share Amount unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal under the Delaware Law. Such stockholders shall be entitled to receive payment of the appraised value of such Shares in accordance with Section 262 of the Delaware Law, except all Dissenting Shares held by stockholders who have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such Dissenting Shares shall be deemed to have been converted as of the Effective Time into a right to receive the Per Share Amount without interest thereon, upon surrender, in the manner provided in
Section 3.02 hereof, of the certificate(s) that formerly evidenced such Shares. The Company shall provide Parent (i) prompt notice of and copies of any demands received by the Company for appraisal of Shares, withdrawals of such demands, and any other instruments served pursuant to the Delaware Law and received by the Company and, (ii) prior to the Effective Time, the right to direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

          SECTION 3.02  Exchange of Certificates.  (a)  Prior to the Effective
                        ------------------------
Time, a bank or trust company shall be designated by Parent which shall be reasonably acceptable to the Company (the "Exchange Agent") to act as exchange agent in effecting the exchange of the Per Share Amount for certificates (the "Certificates") that, immediately prior to the Effective Time, evidenced Shares entitled to payment pursuant to Section 2.07(a) hereof. As soon as practicable after the Effective Time, the Surviving Corporation shall instruct the Exchange Agent to mail or otherwise deliver to each record holder, immediately prior to the Effective Time, of an outstanding Certificate or Certificates which immediately prior to the Effective Time evidenced Shares, a letter of transmittal and instructions for use in effecting the surrender of the Certificates for payment thereof (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify). Upon the surrender of each such Certificate, together with a duly executed letter of transmittal and such other customary documents as may be required pursuant to the instructions, the Exchange Agent shall pay the holder of such Certificate an amount in cash equal to the Per Share Amount multiplied by the number of Shares formerly evidenced by such Certificate, in exchange therefor, and such Certificate shall forthwith be cancelled. Until so surrendered and exchanged, each such Certificate (other than Certificates representing Dissenting Shares or Shares held by Parent, Acquisition or the Company, or any direct or indirect subsidiary thereof) shall represent solely the right to receive the Per Share Amount multiplied by the number of Shares formerly evidenced by such Certificate. No interest shall be paid or accrue on the Per Share Amount. If the Per Share Amount (or any portion thereof) is to be delivered to any person other than the person in whose name the Certificate evidencing Shares surrendered in exchange therefor is registered, it shall be a condition to such exchange that the Certificate so surrendered shall be

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

properly endorsed or otherwise be in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the payment of the Per Share Amount to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to Shares, except as otherwise provided herein or by law.

          (b) At or before the Effective Time, Parent shall (or shall cause Acquisition to) deposit in trust with the Exchange Agent, in immediately available funds, the aggregate Per Share Amount to which holders of Shares shall be entitled at the Effective Time pursuant to Section 2.07(a) hereof (the "Fund"). At the direction of Parent, the Exchange Agent may invest portions of the Fund in any of (i) readily marketable obligations of the United States or any agent or instrumentality thereof or obligations unconditionally guaranteed by the government of the United States; (ii) certificates of deposit of or time deposits with any commercial bank (including the Exchange Agent) that has combined capital and surplus of at least $500,000,000; (iii) commercial paper issued by any corporation which is rated at least "P-1" by Moody's Investors Service, Inc. or "A-1" by Standard & Poor's Corporation; or (iv) money market mutual funds investing in obligations of the type described in subclauses (i),
(ii) or (iii) hereof. Any earnings resulting from, or interest or income produced by, such investments shall be paid to the Surviving Corporation as and when requested by the Surviving Corporation.

          (c) Promptly following the date which is one (1) year after the Effective Time, the Exchange Agent shall deliver to the Surviving Corporation all cash and other documents in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly evidencing a Share may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Per Share Amount multiplied by the number of Shares formerly evidenced by such Certificate, without any interest or dividends thereon.

          (d) At and after the Effective Time, the stock transfer records of the Company shall be closed, and there shall be no transfers on the stock transfer books of the Company of any Shares. If, after the Effective Time, Certificates formerly representing Shares are presented to the Surviving Corporation or the Exchange Agent, they shall be cancelled and exchanged for the Per Share Amount multiplied by the number of Shares formerly evidenced by such Certificate, as provided in this Article III, subject to applicable law in the case of Dissenting Shares.

                                  ARTICLE IV.

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company represents and warrants to Parent and Acquisition as follows:

          SECTION 4.01  Organization and Qualification.  (a)  The Company is a
                        ------------------------------
corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not have a Material Adverse Effect (as hereinafter defined). The Company has heretofore delivered to Parent or Acquisition accurate and complete copies of the certificate of incorporation and by-laws of the Company, as currently in effect. When used in connection with the Company or any of its subsidiaries, the term "Material Adverse Effect" means any change or effect that, individually or when taken together with all other such changes or effects, is or would reasonably be likely to be materially adverse to the business, assets, results of operations or financial condition of the Company and its subsidiaries, taken as a whole. For purposes of this Agreement, the term "subsidiary" of the Company shall mean each corporation or other entity in which the Company owns or controls, directly or through one or more subsidiaries, 50 percent or more of the stock or other interests having general voting power in the election of directors or persons performing similar functions.

          (b) The Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it make such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

          SECTION 4.02  Subsidiaries.  (a)  The subsidiaries of the Company are
                        ------------
listed on Schedule 4.02 hereto together with, as to each subsidiary, a list identifying (i) the jurisdiction of incorporation of such subsidiary, (ii) each jurisdiction in which such subsidiary is qualified to conduct business, (iii) each jurisdiction in which such subsidiary has an office or conducts business. Except as set forth on Schedule 4.02 hereto, each subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect. The Company has heretofore delivered to Parent or Acquisition accurate and complete copies of the certificates of incorporation and by-laws or equivalent organizational documents of each subsidiary of the Company, each as currently in effect. Each subsidiary is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it make such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

          (b) Except as set forth in Schedule 4.02 hereto, the Company is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock of each of its subsidiaries. Except as set forth on Schedule 4.02 hereto, each outstanding share of capital stock of each subsidiary of the Company is duly authorized, validly issued, fully paid and nonassessable and to the extent owned by the Company or any subsidiary of the Company is free and clear of any security interest, claim, lien, charge, encumbrance, pledge, option, right of first refusal, limitation on voting rights or agreement of any kind. There are no proxies with respect to any shares of capital stock of any subsidiary of the Company to the extent owned by the Company or any subsidiary of the Company, and no equity securities of any of its subsidiaries are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of any capital stock of any subsidiary, and there are no contracts, commitments, undertakings or arrangements by which the Company or any subsidiary is or may be bound to issue additional shares of its capital stock or securities convertible into or exchangeable or exercisable for any such shares. Except as set forth on
Schedule 4.02 hereto or in the SEC Reports (as hereinafter defined), the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation (other than a subsidiary), partnership, joint venture or other business association or entity which is material (in assets, earnings or otherwise) to the Company and its subsidiaries as a whole.

          SECTION 4.03  Capitalization of the Company.  The authorized capital
                        -----------------------------
stock of the Company consists solely of 10,000,000 Shares of which, as of July 31, 1995, 3,981,338 Shares were issued and outstanding. All outstanding Shares have been duly authorized, validly issued, and are fully paid, nonassessable and free of preemptive rights. Except as described above, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, and (iii) no options, warrants or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

          SECTION 4.04  Authority Relative to this Agreement; Governmental
                        --------------------------------------------------
Approvals.  The Company has all necessary corporate power and authority to
---------
execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement and the Merger by the stockholders of the Company as required by applicable law and the Company's Restated Certificate of Incorporation). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement and the Merger by the stockholders of the Company as required by applicable law and the Company's Restated Certificate of Incorporation). This Agreement has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity whether raised at law or in equity. The Company has taken all appropriate actions so that the restrictions on business combinations contained in Section 203 of the Delaware Law will not apply with respect to or as a result of the Offer, the Merger, or the execution, delivery and performance of this Agreement or the Stockholders Option Agreement. Except as set forth on Schedule
4.04 hereto, the execution, delivery and performance by the Company of this Agreement and the consummation of the Merger by the Company will not require any consent, approval, authorization, or permit of, or filing with or notification to, any United States federal or state or foreign governmental body, agency, official or authority other than (i) the filing of a certificate of merger or a certificate of ownership and merger in accordance with the Delaware

Law; (ii) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (iii) compliance with any applicable requirements of the Exchange Act; and (iv) compliance with any applicable state securities, takeover or "blue sky" laws; and (v) compliance with any applicable requirements of the Investment Canada Act of 1985 and the Competition Act (Canada). Except for consents, approvals, licenses, accreditations, permits, franchises, authorizations or orders currently held by the Company or its subsidiaries, the conduct by the Surviving Corporation of the business of the Company and its subsidiaries in the same manner as now conducted by the Company and its subsidiaries requires no consent, approval, license, accreditation, permit, franchise, authorization or order of or notice or filing with any domestic or foreign governmental commission, board or other regulatory body.

          SECTION 4.05  Non-Contravention.  Except as set forth on Schedule 4.05
                        -----------------
hereto, neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the loss of a material benefit under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in a right of termination or acceleration under, or result in the creation of any mortgage, pledge, security interest, claim, encumbrance or lien of any kind (a "Lien") upon any of the properties or assets of the Company or any of its subsidiaries under any of the terms, conditions or provisions of (x) the certificates or articles of incorporation or by-laws or similar organizational documents of the Company or any of its subsidiaries, or (y) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their respective properties or assets may be subject, or (ii) subject to compliance with the statutes and regulations referred to in Section 4.04 hereof, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its subsidiaries or any of their respective properties or assets, except, in the case of clause (i) above, for such violations, conflicts, breaches, defaults, losses, terminations, accelerations or creations of Liens which would not, individually or in the aggregate, have a Material Adverse Effect.

          SECTION 4.06  SEC Reports.  The Company has filed all forms, reports
                        -----------
and documents required to be filed with the SEC since July 1, 1991 (collectively, the "SEC Reports"), each of which, as heretofore amended, has complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the American Stock Exchange, Inc. As of their respective dates, and except as disclosed in an amendment to an SEC Report or in a subsequently filed SEC Report, none of the SEC Reports, including, without limitation, any financial statements or schedules included therein, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the SEC Reports were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated (except as may be noted therein) and each fairly presents the consolidated financial position of the Company and its subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). Except as and to the extent set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 (the "1994 10-K"), or in its Quarterly Reports on Form 10-Q filed since that date, neither the Company nor any subsidiary has any liability or obligation of any nature whatsoever (whether due or to become due, accrued, fixed, contingent, liquidated, unliquidated or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet (or in the applicable notes thereto) of the Company and its subsidiaries other than liabilities or obligations which arose in the ordinary course of business since such date and which do not or would not, individually or in the aggregate, have a Material Adverse Effect.

          SECTION 4.07  Absence of Certain Changes.  Since December 31, 1994,
                        --------------------------
except as disclosed in the SEC Reports filed thereafter or as set forth on
Schedule 4.07 hereto, the Company and its subsidiaries have not (i) suffered any Material Adverse Effect, (ii) changed their accounting methods, principles or practice or (iii) declared, set aside or authorized any dividend or other distribution in respect of any capital stock of the Company or any of its subsidiaries or any redemption, purchase or other acquisition of any of their respective securities, except for any dividend or distribution paid or payable by a wholly-owned subsidiary of the Company to the Company or another wholly-owned subsidiary of the Company. Since December 31, 1994, except as disclosed in the SEC Reports filed thereafter or except as set forth on Schedule 4.07 hereto, the Company has conducted its business and operations in the ordinary course of business consistent with past practice.

          SECTION 4.08  Compliance with Applicable Laws.  Except as disclosed in
                        -------------------------------
the SEC Reports, the businesses and operations of the Company and its subsidiaries are not being conducted in violation of or conflict with any law, ordinance, order, rule or regulation of any domestic or foreign public body or authority, except for possible violations which do not, and, insofar as reasonably can be foreseen, in the future will not, individually or in the aggregate, have a Material Adverse Effect.

          SECTION 4.09  Employee Benefits and Compensation.  Schedule 4.09
                        ----------------------------------
hereto sets forth all of the Company's individual employment agreements and any other plans, programs or arrangements (whether written or oral), covering any individual, category of individuals or all employees generally, including, without limitation, any qualified or non-qualified retirement or supplemental retirement plan, employee benefit plan, incentive, bonus or other compensation plan or program or any stock option, stock bonus or stock purchase plan or program (collectively, the "Benefits Arrangements"). The Company has heretofore made available to Parent or Acquisition true, correct and complete copies of all Benefit Arrangements. Except as identified on Schedule 4.09 hereto, no Benefit Arrangement is a "multi employer plan" (within the meaning of Section 3(37) or Section 4011(a)(3) of Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) or a "multiple employer plan" (within the meaning of
Section 4064 of ERISA or Section 413(c) of the Internal Revenue Code of 1986, as amended (the "Code")), and neither the Company nor any of its subsidiaries has a current or potential liability or obligation, whether direct or indirect, with respect to any multi employer plan or multiple employer plan. Except as set forth in the SEC Reports or except as set forth in Schedule 4.09 hereto, (i) each Benefit Arrangement intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the "IRS") that it is so qualified and nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such plan,
(ii) each Benefit Arrangement has been operated or administrated in all material respects in accordance with its terms and the requirements of applicable law,
(iii) neither Company nor any of its subsidiaries has incurred any direct or indirect liability under, arising out of or by operation of ERISA, in connection with the termination of, or withdrawal from any Benefit Arrangement or other retirement plan or arrangement, and, to the knowledge of the Company, no fact or event exists which could reasonably be expected to give rise to any such liability, (iv) no breach of fiduciary duty, prohibited transaction, or "reportable event" (within the meaning of Section 4043(b) of ERISA) has occurred with respect to which the Company, any subsidiary or any Benefit Arrangement may be liable or otherwise materially damaged, (v) all contributions, premiums, and other payment obligations with respect to any Benefit Arrangement (A) have been accrued on the Company's consolidated financial statements in accordance with GAAP and, to the extent due, have been made on a timely basis and (B) meet the requirements of deductibility under the Code, and (vi) with respect to each Benefit Arrangement which provides welfare benefits of the type described in
Section 3(1) of ERISA: (X) no such Benefit Arrangement provides medical or death benefits with respect to current or former employees, directors or consultants of the Company and the subsidiaries beyond their termination of employment, other than coverage mandated by Sections 601-608 of ERISA and 4980B(f) of the Code, (Y) each such Benefit Arrangement has been administered in material compliance with Sections 601-608 of ERISA and 4980B(f) of the Code, and
(Z) no such Benefit Arrangement has reserves, assets, surpluses or prepaid premiums except as disclosed in the financial statements of the Company. Except as set forth in the SEC Reports or except as set forth on Schedule 4.09 hereto, since December 31, 1994, the Company has not increased or established any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plans, or any other increase in the compensation payable to or to become payable to any officers or key employees of the Company or any of its subsidiaries other than normal increases in the ordinary course of business consistent with past practice that do not, in the aggregate, result in a material increase in benefits or compensation expenses to the Company or its subsidiaries or an increase in excess of 5% in the case of any individual. Notwithstanding the foregoing and except for compensation based upon the payment of commissions pursuant to commission schedules previously made available to Parent or Acquisition by the Company,
Schedule 4.09 sets forth a list of all increases to compensation (whether with respect to salary or benefits) since March 31, 1995 of all employees of the Company or any of its subsidiaries whose total fixed base compensation prior to such date exceeded $75,000. The Company has heretofore delivered to Parent or Acquisition its reasonable estimate (individually and in the aggregate) of all amounts (whether currently payable or payable in the future) payable as a result of a change in control of the Company to which current or former officers, directors or employees of the Company or its subsidiaries are entitled or would become entitled after the Offer or the Merger, under the terms of any Benefits Arrangements other than any amounts payable from any trust, fund, annuity or other insurance contract, existing as of the date hereof the proceeds of which are segregated to pay such amounts.

          SECTION 4.10  Taxes.  Each of the Company and the subsidiaries has
                        -----
duly filed, on a timely basis, with the appropriate federal, state, local and foreign governmental authorities all tax returns and reports required to be filed by it with respect to any material taxes of any kind and has paid all taxes shown thereon as owing, and each such return or report is true, complete and accurate in all material respects; provided, however, that as to foreign taxes of any nature and as to taxes other than income taxes, such representation is made to the best knowledge of the Company's management after due inquiry. Except as expressly set forth in the notes accompanying the financial statements of the Company contained in the 1994 10-K, none of the Company and its subsidiaries has waived any statute of limitations with respect to any income tax matter or agreed to any extension of time with respect to any income tax assessment or deficiency. None of the Company and its subsidiaries is a party to any tax allocation or sharing agreement. None of the Company or its subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was the Company) or (ii) has any liability for the taxes of any person, (other than the Company and its subsidiaries) under Treas. Reg. (S) 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. The changes, accruals and reserves for taxes reflected on the June 30, 1995 balance sheet of the Company contained in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended on such date are believed to be adequate for the payment of all material liabilities of, or payable by, the Company and its subsidiaries for taxes (whether disputed or not), including interest, penalties and additions to tax, accruing through the date of such balance sheet. Except as set forth on Schedule 4.10 hereto, there are no claims, actions or assessments relating to taxes that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          SECTION 4.11  Trademarks, Patents and Copyrights.  The Company and its
                        ----------------------------------
subsidiaries own or possess adequate licenses or other valid rights to use all material patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights and information used or held for use in connection with the business of the Company and its subsidiaries as currently conducted or as contemplated to be conducted, and except as set forth on Schedule 4.11 hereto, the Company is unaware of any assertion or claim challenging the validity of any of the foregoing which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth on Schedule 4.11 hereto, the conduct of the business of the Company and its subsidiaries as currently conducted does not conflict in any way with any patent, patent right, license, trademark, trademark right, trade name, trade name right, service mark or copyright of any third party that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the best knowledge of the Company's management after due inquiry, there are no infringements of any proprietary rights owned by or licensed by or to the Company or any of its subsidiaries which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          SECTION 4.12  Litigation.  Except as and to the extent set forth in
                        ----------
the 1994 10-K or its Quarterly Reports on Form 10-Q filed since that date or except as set forth on Schedule 4.12 hereto, there is no suit, action, claim or proceeding pending or, to the knowledge of the Company or its subsidiaries, threatened against the Company or any of its subsidiaries, which, if adversely determined, individually or in the aggregate with other such suits, actions, claims or proceedings, could (i) have a Material Adverse Effect, (ii) materially and adversely affect the Company's ability to perform its obligations under this Agreement or (iii) prevent the consummation of any of the transactions contemplated by this Agreement.

          SECTION 4.13  Inventory.  (a)  The values at which all inventories are
                        ---------
carried on the books of the Company and its subsidiaries as of June 30, 1995 (copies of which books previously have been made available to Parent or Acquisition), including, without limitation, the reserves with respect thereto, have been calculated in accordance with GAAP consistent with past practices or in a manner which results in values determined on a basis more conservative than with the prior practices of the Company.

          (b) Consistent with past practices, taking into account the reserves for inventory, the inventories reflected on the books of the Company and its subsidiaries are as of June 30, 1995: (i) in all material respects in good and merchantable condition; (ii) generally usable for the purposes for which they are intended, or salable in the ordinary course of business; and (iii) not excessive in material respects in kind or amount in the context of the business or of the Company and its subsidiaries taken as a whole. The inventories reflected on the books of the Company and its subsidiaries as of June 30, 1995 include any and all inventory held on consignment by third parties, all of which consignment arrangements are described on Schedule 4.13 hereto.

          SECTION 4.14  Expenses.  All fees and expenses for professional
                        --------
advisors incurred by the Company and its subsidiaries in connection with this Agreement and the transactions contemplated hereby, whether incurred before or after the date hereof and through and including the date on which the Offer is consummated, are not reasonably expected to exceed $200,000.

          SECTION 4.15  Proxy Statement; Schedule 14D-9; Schedule 14D-1; Other
                        ------------------------------------------------------
Filings.  None of the information supplied by Company in writing for inclusion
-------
in the Proxy Statement, the Schedule 14D-9, the Schedule 14D-1 or any Other Filings will, at the respective times that the Proxy Statement, the Schedule 14D-9, the Schedule 14D-1 or any Other Filings or any amendments or supplements thereto are filed with the SEC and, in the case of the Proxy Statement, the
Schedule 14D-1 or any Other Filings, at the time that it or any amendment or supplement thereto is mailed to the Company's stockholders, at the time of the Stockholders' Meeting (as hereinafter defined) or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          SECTION 4.16  Certain Contracts.  Except as set forth on Schedule 4.16
                        -----------------
hereto, as of the date hereof, the Company has not (i) breached any material obligation or covenant of the Company under that certain Equipment Credit Agreement, dated September 17, 1993, by and among the Company and Northern Telecom Inc., including, without limitation the failure of the Company to meet any volume purchase commitments thereunder, or (ii) taken any action which has or could reasonably be expected to result in the inability of the Company to receive any equipment credits payable thereunder based upon any such action.

          SECTION 4.17  Vote Required.  The affirmative vote of the holders of a
                        -------------
majority of the outstanding Shares is the only vote of the holders of any class or series of Company capital stock necessary to approve the Merger.

          SECTION 4.18  Brokerage.  Except as previously disclosed to
                        ---------
Acquisition in writing, no broker, finder, agent or investment banker is entitled to any brokerage, finder's or other fee or commission payable by the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company.

                                   ARTICLE V.

            REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION

          Each of Parent and Acquisition represents and warrants to the Company as follows:

          SECTION 5.01  Organization.  Each of Parent and Acquisition is a
                        ------------
corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its respective properties and to carry on its respective business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not in the aggregate have a Purchaser Material Adverse Effect (as hereinafter defined). Parent and Acquisition have heretofore delivered to the Company accurate and complete copies of their respective certificates of incorporation and by-laws, in each case as currently in effect. When used in connection with Parent and Acquisition, the term "Purchaser Material Adverse Effect" means any change or effect that is materially adverse to the assets or financial condition of Parent and Acquisition, taken as a whole, or in their respective ability to consummate the transactions contemplated hereby.

          SECTION 5.02  Capitalization.  As of the date hereof, the authorized
                        --------------
capital stock of Parent consists of 100 shares of Common Stock, par value $.01, per share, of which, as of the date hereof, 10 shares are issued and outstanding. As of the date hereof, all outstanding shares of capital stock of Parent are owned by SP Investments Inc. ("SPII") or its controlling stockholders or entities controlled by such persons. As of the date hereof, the authorized capital stock of Acquisition consists of 100 shares of common stock, par value $.01, per share, of which, as of the date hereof, 100 shares are issued and outstanding. As of the date hereof, all the outstanding shares of capital stock of Acquisition are owned by Parent. All the issued and outstanding shares of capital stock of Parent and Acquisition have been validly issued and are fully paid, nonassessable and free of preemptive rights. Except as described above, there are outstanding (i) no shares of capital stock or other voting securities of Parent or Acquisition, (ii) no securities of Parent or Acquisition convertible into or exchangeable for shares of capital stock or voting securities of Parent or Acquisition, and (iii) except as set forth on Schedule
5.02 hereto, no options, warrants or other rights to acquire from Parent or Acquisition, and no obligation of Parent or Acquisition to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent or Acquisition.

          SECTION 5.03  Authority Relative to this Agreement.  Each of Parent
                        ------------------------------------
and Acquisition has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of Acquisition and Parent and by Parent as the sole stockholder of Acquisition, and no other corporate proceedings on the part of Parent or Acquisition are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Acquisition and constitutes the valid, legal and binding obligations of each of

Parent and Acquisition, enforceable against each of Parent and Acquisition in accordance with its terms.

          SECTION 5.04  Proxy Statement; Schedule 14D-9; Other Filings.  None of
                        ----------------------------------------------
the information supplied by Parent or Acquisition in writing for inclusion in the Proxy Statement, the Schedule 14D-9, or any Other Filings will, at the respective times that the Proxy Statement, the Schedule 14D-9 or any Other Filings or any amendments or supplements thereto are filed with the SEC and, in the case of the Proxy Statement or any Other Filings, at the time that it or any amendment or supplement thereto is mailed to the Company's stockholders, at the time of the Stockholders' Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          SECTION 5.05  Financing.  Parent has obtained written commitments from
                        ---------
(i) NationsBank of Georgia, N.A. to provide, subject to the terms and conditions set forth therein, financing in an amount equal to $20,000,000, and (ii) SPII to provide, subject to the terms and conditions set forth therein, capital contributions and/or financing in an amount up to $18,000,000, which amounts, taken together, are sufficient to enable Parent to consummate the Offer and the Merger at the Per Share Amount as contemplated hereby (collectively, the "Financing"). Parent has delivered copies to the Company of the written commitments referred to above. Parent shall (i) cause the initial stockholders' equity in Acquisition to equal or exceed $8,000,000, (ii) cause the initial stockholders' equity in the Surviving Corporation to equal or exceed $8,000,000, and (iii) from and after the date on which the Offer is consummated to the date which is ninety-one (91) days following the date on which payment in full is made on all accounts payable of the Company outstanding as of the date on which the Offer is consummated as identified on a list to be prepared and delivered by the Company to Parent promptly following the date on which the Offer is consummated, cause the Surviving Corporation not to declare, set aside or pay any dividend (other than dividends in the form of capital stock) or other distributions in respect of the capital stock of the Surviving Corporation or redeem, repurchase or otherwise acquire any of the securities of the Surviving Corporation if any such action would result in the stockholders' equity falling below $8,000,000.

          SECTION 5.06  No Prior Activities.  Except for obligations or
                        -------------------
liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, including, without limitation, the Financing, Acquisition has neither incurred any obligations or liabilities nor engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any person or entity. To the knowledge of Parent and Acquisition, (i) no judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Parent, Acquisition or the controlling stockholders of Parent (collectively the "Acquiring Persons"), and (ii) no note, bond, mortgage, indenture, contract, lease, license, permit, franchise or other instrument to which any Acquiring Person is a party or by which any of its material assets is bound, would as the result of the execution and delivery of this Agreement or the Stockholders Option Agreement by Parent and Acquisition, as applicable, and the consummation of the transactions contemplated hereby and thereby, reasonably be expected to result in any of the effects described in clause (iv)(a) of Annex A hereto.

          SECTION 5.07  Brokers.  No broker, finder, agent or investment banker
                        -------
is entitled to any brokerage, finder's or other fee or commission payable by the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Acquisition.

                                  ARTICLE VI.

                                   COVENANTS

          SECTION 6.01  Conduct of Business of the Company.  Except as expressly
                        ----------------------------------
contemplated by this Agreement or as set forth on Schedule 6.01 hereto, during the period from the date hereof to the Effective Time, the Company and its subsidiaries will each conduct its operations according to its ordinary course of business consistent with past practice, and the Company and its subsidiaries will each use its reasonable best efforts to (i) preserve intact its business organization, (ii) keep available the services of its officers and employees, other than those officers and employees identified on Schedule 6.01 hereto, and
(iii) maintain existing relationships with its lenders, suppliers and others having business relationships with it. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement or as set forth on Schedule 6.01 hereto, prior to the Effective Time, neither the Company nor any of its subsidiaries will, without the prior written consent of
Acquisition:

          (a) amend or propose to amend any of their respective certificates or articles of incorporation or by-laws;

          (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell, pledge, encumber, deliver or otherwise dispose of (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other equity securities or equity equivalents of the Company or any of its subsidiaries or amend in any material respect any of the terms of any such securities outstanding as of the date hereof;

          (c) split, combine or reclassify any shares of its capital stock or the capital stock of any of its subsidiaries, declare, set aside or pay any dividend (other than dividends (whether in cash, stock, or property or any combination thereof), if any, paid by wholly-owned subsidiaries to the Company or another wholly-owned subsidiary of the Company) or other distribution in respect of its capital stock or redeem, repurchase or otherwise acquire any of its securities or any securities of its subsidiaries or any options, warrants or other rights to acquire any shares of its capital stock or adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries, other than the redemption, repurchase or other acquisition of the equity securities of any subsidiary of the Company which is not wholly-owned by the Company for aggregate consideration not in excess of the book value of such securities;

          (d)(i) except as set forth in clause (e), incur any additional indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse the obligations of any other person except for the obligations of wholly-owned subsidiaries of the Company in the ordinary course of business consistent with past practice; (ii) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly-owned subsidiaries of the Company and advances to employees for travel or other business related expenses in the ordinary course of business consistent with past practices); (iii) pledge or otherwise encumber shares of capital stock of the Company or any of its subsidiaries; (iv) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon; or (v) enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

          (e) incur any advances pursuant to that certain Revolving Credit Agreement, dated as of June 18, 1991, among the Company, various subsidiaries of the Company and Marmon (as successor in interest to HCR Partners), as amended (the "Credit Agreement"), other than advances which at any time outstanding do not exceed $3,000,000.

          (f) enter into, adopt or (except as may be required by law) amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee, or (except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company or an increase in excess of 5% in the case of any individual (other than compensation based upon the payment of commissions pursuant to commission schedules previously made available to Parent or Acquisition by the Company)) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units) or enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

          (g) acquire, sell, lease or dispose of any assets outside the ordinary course of business or any assets which in the aggregate are material to the Company and its subsidiaries, taken as a whole, or commit or agree to do any of the above;

          (h) except as required by GAAP, change any of the accounting principles or practices used by it;

          (i) make any tax election or settle or compromise any income tax liability material to the Company and its subsidiaries taken as a whole;

          (j) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and its subsidiaries or incurred in the ordinary course of business consistent with past practice; provided that, in no event shall the Company and its subsidiaries repay any long-term indebtedness except to the extent required by the terms thereof;

          (k)(i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) enter into or commit to enter into any contract or agreement other than in the ordinary course of business consistent with past practice or which requires the payment of amounts in excess of $100,000 or which gives rise to obligations which extend beyond ninety (90) days from the date hereof other than agreements to provide services to customers of the Company or any of its subsidiaries; (iii) authorize any capital expenditures, other than those as to which the Company or its subsidiaries have committed as set forth on Schedule
6.01 hereto, individually in excess of $100,000, or in the aggregate in excess of $1,000,000, except with the consent of Parent (which shall not be unreasonably withheld); or (iv) enter into or amend any contract, agreement, commitment or arrangement with respect to any of the foregoing;

          (l)(i) make or enter into any new lease of real property other than any new lease of real property which will replace an existing lease or (ii) extend or amend any existing lease of real property other than in the ordinary course of business consistent with past practice or on terms and conditions no less favorable to the Company or the subsidiary than the existing lease;

          (m) enter into or commit to enter into any amendment or modification to any contract, agreement or arrangement with any vendor or supplier identified on Schedule 6.01(m) hereto which individually or in the aggregate with all other such amendments and modifications is or could reasonably be expected to be material to such contract, agreement or arrangement;

          (n) intentionally take or omit to take, or enter into an agreement to take or agree to omit to take, any action that would result in any of the conditions to the Offer set forth in Annex A attached hereto or the conditions to the Merger set forth in Article VII hereof not being timely satisfied;

          (o) release or relinquish any material contractual rights, other than in the ordinary course of business consistent with past practice;

          (p) settle any pending or threatened material action, suit, claim or proceeding involving the Company or any subsidiary, other than in the ordinary course of business consistent with past practice and other than any settlements which require only the payment of money not in excess of $50,000 individually or $250,000 in the aggregate;

          (q) enter into or commit to enter into any contract, agreement or arrangement or any amendment or modification to any existing contract, agreement or arrangement with Marmon Holdings, Inc. or any affiliate thereof; or

          (r) commit or agree in writing or otherwise to take any of the actions described in Sections 6.01(a) through 6.01(q) hereof or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect in any material respect as of the date when made or as of the Effective Time, or omit to take or commit or agree to omit to take any action necessary to prevent any such representation or warranty from being untrue or incorrect in any material respect in any respect at any time which would result in any of the conditions set forth in this Agreement not being satisfied.

          SECTION 6.02  Access to Employees, Vendors and Information.  (a)
                        --------------------------------------------
Between the date hereof and the Effective Time, the Company will (i) give each of Parent, Acquisition and persons or entities providing the financing (the "Financing Sources") and their respective authorized representatives reasonable access to all employees, offices and other facilities and to all books and records of the Company and its subsidiaries, will permit each of Parent and Acquisition and the Financing Sources to make such inspections as Parent or Acquisition or the Financing Sources may reasonably require and will cause the Company's officers and those of its subsidiaries to furnish Parent or Acquisition or the Financing Sources with such financial and operating data and other information with respect to the business and properties of the Company and any of its subsidiaries as Parent or Acquisition or the Financing Sources may from time to time reasonably request and (ii) provide to Acquisition copies of
(A) all SEC Reports filed after the date hereof as soon as practicable after such reports are filed with the SEC and (B) all correspondence between the Company or any of its subsidiaries and their respective independent accountants. The Company acknowledges that access to employees, vendors and information by Parent, Acquisition and its representatives is essential to the orderly transition of ownership contemplated hereby and the Company agrees to use its reasonable best efforts to assist (and cause its employees, agents, and representatives) to assist in such transition, including, without limitation, that the Company will, if requested by Parent or Acquisition, facilitate the introduction of representatives and/or personnel of Parent or Acquisition to any person or entity with whom the Company has a contractual or other business relationship. Without limiting the generality of the foregoing, the Company agrees and consents that Parent and/or Acquisition may communicate with some or all of the Company's employees regarding the transactions contemplated hereby and matters related thereto, including, without limitation, plans for future business operations of the Company and the Surviving Corporation, and that representatives of Parent and/or Acquisition may visit, inspect and conduct meetings with employees at any or all business locations of the Company. To the extent that the reasonableness of any actions taken or to be permitted pursuant to this Section are to be determined, the parties agree that no events occurring prior to the date hereof shall establish any course of dealing or other standard of reasonableness among the parties with respect to any such determination.

          (b) Each of Parent and Acquisition agrees to be bound by the confidentiality agreement with Charles B. McNamee dated on or about April 19, 1995 as amended prior to the date hereof, except that Parent and Acquisition may make such disclosures in the Offer Documents, Schedule 13E-3, Proxy Statement and any Other Filings as Parent may determine in its reasonable discretion with advice of counsel is required by applicable law.

          SECTION 6.03  Reasonable Best Efforts.  Subject to the terms and
                        -----------------------
conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) the preparation and filing with the SEC of the Schedule 14D-1, Schedule 13E-3,
Schedule 14D-9 and any Other Filings and any amendments thereto; (ii) such actions as may be required to have the Proxy Statement cleared by the SEC as promptly as practicable after filing; (iii) such actions as may be required to lift or rescind any injunction, order or decree referred to in clause (iv)(a) of Annex A hereto; (iv) such actions as may be required to facilitate or obtain the Financing and, in the event that any portion of the Financing becomes unavailable, regardless of the reason therefor, Parent and Acquisition will each use its best efforts to obtain alternative financing from other sources, on and subject to substantially the same terms and conditions as the portion of the Financing that has become unavailable; and (v) the execution of any additional instruments necessary to consummate the transactions contemplated hereby. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

          SECTION 6.04  Consents.  Each of Parent, Acquisition and the Company
                        --------
will use its reasonable best efforts to obtain waivers, permits, consents and approvals and to effect all registrations, filings and notices with or to all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement (including, without limitation, any consents or approvals set forth on Schedule 4.05 hereto) and necessary to permit the continued operations of the Surviving Corporation on a basis substantially equivalent to the operations of the Company prior to the Effective Time.

          SECTION 6.05  Public Announcements.  Parent and Acquisition, on the
                        --------------------
one hand, and the Company, on the other hand, will consult with, and provide an advance copy of the proposed text to, the other party before issuing any press release or otherwise making any public statements or mailing any communications to any stockholder with respect to the transactions contemplated by this Agreement, including, without limitation, the Offer and the Merger, and shall not issue any such press release, make any such public statement or mail any such communication without the prior consent of the other party, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange; provided that, in such event it has used all reasonable efforts to consult with the other party and to obtain such party's consent but has been unable to do so in a timely manner.

          SECTION 6.06  Insurance and Indemnification.  (a)  In the event of any
                        -----------------------------
threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any of the present or former officers or directors (the "Managers") of the Company is, or is threatened to be, made a party by reason of the fact that such person is or was a director, officer, or employee of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless, as and to the full extent permitted by the Delaware Law, as it exists or may hereafter be amended, each such Manager against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement), reasonably incurred or suffered by such person in connection with any such claim, action, suit, proceeding or investigation, and in the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) subject to the last sentence of this paragraph (a), the Managers may retain counsel satisfactory to them (provided such counsel is reasonably acceptable to the Surviving Corporation), and the Surviving Corporation shall pay all reasonable fees and expenses of no more than one such counsel (and no more than one local counsel) for the Managers promptly as statements therefor are received, and (ii) the Surviving Corporation shall use its best efforts to assist in the vigorous defense of any such matter; provided that, the Surviving Corporation shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and provided, further, that the Surviving Corporation shall have no obligation hereunder to any Manager when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such Manager in the manner contemplated hereby is prohibited by applicable law. Any Manager wishing to claim indemnification under this Section 6.06(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Surviving Corporation thereof and shall deliver to the Surviving Corporation the undertaking contemplated by Section 145(e) of the Delaware Law. The Managers as a group may retain no more than one law firm (in addition to one local counsel) to represent them with respect to each such matter unless there is under applicable standards of professional conduct, a conflict on a significant issue between the positions of any two or more Managers, in which event such additional counsel as may be required may be retained.

          (b) The Certificate of Incorporation and By-Laws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation set forth in the Company's Restated Certificate of Incorporation or By-Laws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of five years after the Effective Time in any manner that would adversely affect the rights thereunder of any present or former directors, officers, employees, fiduciaries or agents of the Company (collectively, the "Indemnified Parties") unless such modification is required by law and the Surviving Corporation shall cause to be maintained (i) for not less than five years after the Effective Time, the provisions with respect to indemnification in the certificates or articles of incorporation, by-laws or similar organizational documents of any of the Company's subsidiaries as in effect as of the date hereof, and (ii) for not less than the shorter of five years or the termination date specified therein (if any), the indemnification agreements entered into between the Company and any of the Indemnified Parties, in each case, with respect to matters occurring on or prior to the Effective Time. For a period of three years after the Effective Time, Surviving Corporation shall cause to be maintained the current policies of the directors' and the officers' liability insurance maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous) with respect to matters occurring prior to the Effective Time to the extent available; provided that, in no event shall Surviving Corporation be required to expend to maintain or procure insurance coverage pursuant to this Section 6.06(b) any amount per annum in excess of 150% of the aggregate premiums paid or payable in 1995 on an annualized basis for such purpose (which the Company represents and warrants to be $131,500); provided, however, that in the event
                                         --------  -------
the payment of such amount for any year is insufficient to maintain such insurance, the Surviving Corporation shall purchase as much insurance as may be purchased for the amount indicated.

          SECTION 6.07  Notification of Certain Matters.  The Company shall give
                        -------------------------------
prompt notice to Parent or Acquisition, and Parent or Acquisition shall give prompt notice to the Company, of (i) any change or event having, or which, insofar as can reasonably be foreseen, would have a Material Adverse Effect,
(ii) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or as of the Effective Time, and (iii) any material failure of the Company, Parent or Acquisition, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
           --------  -------
Section 6.07
shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

          SECTION 6.08  Prepayment.  At such times following consummation of the
                        ----------
Offer as Acquisition may request, the Company will to the extent of available working capital or the extent capital is contributed to the Company by Parent or Acquisition, in the manner and to the extent permitted by the instruments governing the same, prepay, redeem or retire such indebtedness of the Company and its subsidiaries as Acquisition may request.

          SECTION 6.09  Acquisition Proposals.  (a)  Neither the Company nor any
                        ---------------------
of its subsidiaries will, directly or indirectly, through any officer, director, employee, representative or agent of the Company or any of its subsidiaries, initiate, solicit or encourage (including by way of furnishing non-public information or assistance) or take any action to knowingly facilitate, any inquiries or the making of any proposals regarding any merger, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving the Company or any of its subsidiaries (any of the foregoing inquiries or proposals being referred to herein as an "Acquisition Proposal"). The Company represents and warrants that (i) as of the date hereof it has ceased any and all activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and (ii) prior to the Effective Time, the Company will not release, terminate or modify the terms of any existing confidentiality agreement without the prior written consent of Acquisition except as required by applicable law or in good faith (upon advice of counsel) that such action is required in order that the Board discharge its fiduciary duties. Nothing contained in this Section 6.09 shall prevent the Board from considering, negotiating, approving and recommending to the stockholders of the Company a bona fide Acquisition Proposal not solicited in violation of this Agreement, provided the Board determines in good faith (upon advice of counsel) that it is required to do so in order to discharge its fiduciary duties.

          (b) The Company shall immediately notify Acquisition after receipt of any Acquisition Proposal, or any modification of or amendment to any Acquisition Proposal, or any request for non-public information relating to the Company or any of its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any subsidiary by any person or entity that informs the Board or such subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Acquisition shall be made orally (within one business day) and in writing (as soon thereafter as practicable), and shall indicate whether the Company is providing or intends to provide the person making the Acquisition Proposal with access to information concerning the Company.

          (c) If the Board receives a request for non-public information by a person who makes a bona fide Acquisition Proposal, and the Board determines in good faith (upon the advice of counsel) that it is required to cause the Company to act as provided in this Section 6.09 in order to discharge properly its fiduciary duties, then, provided the person making the Acquisition Proposal has executed a confidentiality agreement substantially equivalent to the one then in effect between the Company and Charles B. McNamee, the Company may provide such person with access to information regarding the Company.

          SECTION 6.10  HSR Act Filing.  To the extent required by applicable
                        --------------
law, the respective ultimate parent entities of the Company and Parent and Acquisition shall file

Notification and Report Forms under the HSR Act (the "HSR Filings") with the Federal Trade Commission and the Antitrust Division of the Department of Justice. Each of the Company and Parent agree to cooperate and consult with each other with respect to the preparation of the HSR Filings and any other submissions, including, but not limited to, timely responses to written or oral comments or requests for additional information or documents required to be made pursuant to the HSR Act in connection with the transactions contemplated hereby.

          SECTION 6.11  Certain Benefits.  Parent and Acquisition agree to
                        ----------------
cause, for at least one (1) year from the Effective Time, subject to applicable law, the Surviving Corporation and its subsidiaries to provide benefit plans to employees employed as of the Effective Time which will, in the aggregate, be no less favorable than those in effect as of the date on which the Offer is consummated.

          SECTION 6.12  Stockholders' Meeting.  (a) If approval by the Company's
                        ---------------------
stockholders is required by applicable law to consummate the Merger, the Company, acting through the Board, shall in accordance with applicable law and the Company's Restated Certificate of Incorporation and By-Laws as soon as practicable following the consummation of the Offer:

               (i) duly call, give notice of, convene and hold as soon as reasonably practicable following consummation of the Offer, a special meeting of its stockholders or take such other action as may be permitted under the Delaware Law (the "Stockholders' Meeting") for the purpose of considering and taking action upon this Agreement and the Merger;

               (ii) include in the Proxy Statement the recommendation of the Board that stockholders of the Company vote in favor of the approval and adoption of this Agreement and the transactions contemplated hereby, unless the Board (or any committee of the Board established to take action under this Agreement) determines in good faith (upon advice of counsel) that such recommendation is inconsistent with its performance of its fiduciary duties under applicable law as determined by the members thereof by a majority vote; and

               (iii) use its reasonable best efforts (A) to obtain and furnish the information required to be included by it in the Proxy Statement to be prepared by the Company and filed as soon as reasonably practicable following consummation of the Offer with the SEC with respect to the Stockholders' Meeting and, after consultation with Parent and Acquisition, respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof and cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time following the consummation of the Offer and (B) subject to the exercise of the fiduciary duty of the Board after consultation with its legal counsel, to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby. The information provided and to be provided by the Company, Parent and Acquisition for use in the Proxy Statement shall, as of the date of mailing of the Proxy Statement and as of the date of the Stockholders' Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     Parent and Acquisition agree that they will cause all Shares then owned by them and their subsidiaries to be voted in favor of approval and adoption of this Agreement and the transactions contemplated hereby.

     (b) Notwithstanding the foregoing, in the event that Parent shall acquire at least ninety percent (90%) of the outstanding Shares, the parties hereto agree, at the request of Parent, to take all necessary and appropriate action to cause the Merger to become effective (or, as contemplated by Section 2.01 hereof, to cause a merger of Acquisition (or any other direct or indirect subsidiary of Parent) into the Company to become effective), as soon as reasonably practicable after the expiration of the Offer, without a meeting of the stockholders of the Company, in accordance with Section 253 of the Delaware Law.

     SECTION 6.13  Proxy Statement; Other Filings.  The Proxy Statement will
                   ------------------------------
comply in all material respects with applicable federal securities laws, except that no representation is made by (i) the Company with respect to information supplied by Parent or Acquisition in writing for inclusion in the Proxy Statement, and (ii) Parent or Acquisition with respect to information supplied by the Company in writing for inclusion in the Proxy Statement. As soon as practicable after the date hereof, the Company and Parent shall promptly and properly prepare and file any Other Filings. None of the information supplied by the Company, Parent or Acquisition in writing for inclusion in the Proxy Statement and the Other Filings and any amendments thereto to be filed with the SEC by Parent or Acquisition and the Company in connection with the transactions contemplated by this Agreement will, at the respective times that the Proxy Statement and Other Filings or any amendments or supplements thereto are filed with the SEC, at the time that the Proxy Statement or any amendment or supplement thereto is mailed to the Company's stockholders, at the time of the Stockholders' Meeting or at the Effective Time, contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                                  ARTICLE VII.

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     SECTION 7.01  Conditions to Each Party's Obligation to Effect the Merger.
                   ----------------------------------------------------------
The respective obligations of each party hereto to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) if required by the Delaware Law, this Agreement and the Merger shall have been adopted and approved by the affirmative vote of the stockholders of the Company by the requisite vote in accordance with the Restated Certificate of Incorporation of the Company and the Delaware Law;

          (b) no statute, rule, regulation, executive order, decree, judgment, ruling or injunction (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any United States federal or state court or governmental authority which prohibits, restrains, enjoins or restricts the consummation of the Merger; provided that the parties shall use their reasonable best efforts to cause any such order, decree, judgment, ruling or injunction to be vacated or lifted;

          (c) any waiting period applicable to the Merger under the HSR Act shall have terminated or expired; and

          (d) Parent shall have purchased a number of Shares equal to or in excess of seventy-five percent (75%) of the then issued and outstanding Shares pursuant to the Offer, provided this condition shall be deemed satisfied if Acquisition fails to accept for payment or to pay for any Shares tendered pursuant to the Offer in violation of the terms hereof or Annex A hereto.

     SECTION 7.02  Conditions to Obligation of the Company to Effect the Merger.
                   -------------------------------------------------------------
The obligation of the Company to effect the Merger is further subject to (i) each of Parent and Acquisition having performed in all material respects their respective material obligations under this Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms hereof, (ii) each of the representations and warranties of Parent and Acquisition contained in this Agreement being true and correct as of the Effective Time as though made on and as of the Effective Time, except for (a) changes permitted by this Agreement, and (b) any failures which, individually or in the aggregate, would not have a Purchaser Material Adverse Effect, and (iii) Company having received a certificate from Parent signed by the chief executive officer of Parent, to the effect of (ii)(a) and (ii)(b). The provisions of this Section 7.02 shall become void and shall no longer have any effect in the event that Shares are purchased pursuant to the Offer.

     SECTION 7.03  Conditions to Obligation of Parent and Acquisition to Effect
                   ------------------------------------------------------------
the Merger.  The obligation of Parent and Acquisition to effect the Merger is
----------
further subject to (i) the Company having performed in all material respects each of its obligations under this Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms hereof, (ii) each of the representations and warranties of the Company contained in this Agreement being true and correct as of the Effective Time as though made on and as of the Effective Time, except for (a) changes permitted by this Agreement, and (b) any failures which, individually or in the aggregate, would not have a Material Adverse Effect, and (iii) Acquisition having received a certificate from the Company signed by the chief executive officer of the Company, to the effect of
(ii)(a) and (ii)(b). The provisions of this Section 7.03 shall become void and shall no longer have any effect in the event that Shares are purchased pursuant to the Offer.


                                 ARTICLE VIII.

                         TERMINATION; AMENDMENT; WAIVER

     SECTION 8.01  Termination.  This Agreement may be terminated and the Merger
                   -----------
may be abandoned at any time by written notice, notwithstanding approval thereof by the stockholders of the Company, but prior to the Effective Time:

          (a) by mutual written consent duly authorized by the Boards of Directors of the Company and Parent;

          (b) by Parent, Acquisition or the Company, if (i) the Effective Time shall not have occurred on or before December 15, 1995 (provided that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before such date), (ii) any court of competent jurisdiction in the United States or other United States governmental authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable, or (iii) any of the Trigger Events described in Section 8.03 hereof shall have occurred;

          (c) by Parent or Acquisition, if due to an occurrence or circumstance which would result in a failure to satisfy any of the conditions set forth in Annex A hereto, Parent shall have (i) failed to commence the Offer on or before September 12, 1995, (ii) terminated the Offer or the Offer shall have expired without the purchase of Shares sufficient to satisfy the condition set forth in Section 7.01(d) hereof, or (iii) failed to accept for payment Shares sufficient to satisfy the condition set forth in Section 7.01(d) hereof pursuant to the Offer within 60 days following the commencement of the Offer;

          (d) by the Company, if (i) due to an occurrence or circumstance that would result in a failure to satisfy any of the conditions set forth in Annex A hereto or otherwise, Parent shall have (A) failed to commence the Offer on or before September 12, 1995, (B) terminated the Offer or the Offer shall have expired without the purchase of Shares sufficient to satisfy the condition set forth in Section 7.01(d) hereof or (C) failed to accept for payment Shares sufficient to satisfy the condition set forth in
     Section 7.01(d) hereof pursuant to the Offer with 60 days following the commencement of the Offer, or (ii) all conditions set forth in Annex A hereto have been satisfied or waived and Parent shall have failed to accept for payment any Shares validly tendered and not withdrawn; or

          (e) by Parent or Acquisition, upon a breach of any material representation, warranty, covenant or agreement on the part of Company set forth in this Agreement, or if any representation or warranty of Company shall have become untrue, in either case, such that the condition set forth in Section 7.03 hereof would be incapable of being satisfied on or before December 15, 1995 (or as otherwise extended); provided that, in any case, a willful breach shall be deemed to cause such conditions to be incapable of being satisfied for purposes of this Section 8.01(e).

     SECTION 8.02  Effect of Termination.  In the event of the termination and
                   ---------------------
abandonment of this Agreement pursuant to Section 8.01 hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders, other than the provisions of this Section 8.02 and Sections 6.02(b) and 8.03. Nothing contained in this Section 8.02 shall relieve any party from liability for any willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

     SECTION 8.03  Fees and Expenses.  (a)  If (i) any corporation (including
                   -----------------
the Company or any of its subsidiaries or affiliates), partnership, person, other entity or group (as defined in Section 13(d) of the Exchange Act) other than Parent or any of its affiliates (collectively, "Persons") shall have acquired or entered into any commitment or agreement to acquire, directly or indirectly, at least 25% of the assets of the Company and its subsidiaries; or

     (ii) the Company shall have entered into, or shall have publicly announced its intention to enter into, an agreement or an agreement in principle with respect to any Acquisition Proposal; or

     (iii) any representation or warranty made by the Company in, or pursuant to, this Agreement shall not have been true and correct in all material respects when made and any such failure to be true and correct could reasonably be expected to have a Material Adverse Effect or the Company shall have failed to observe or perform in any material respect any of its obligations under this Agreement and Acquisition has terminated the Agreement pursuant to Section 8.01 hereof; or

     (iv) the Board shall have withdrawn or materially modified in a manner adverse to Acquisition its approval or recommendation of the Offer, the Merger or this Agreement in any such case whether or not such withdrawal or modification is required by the fiduciary duties of the Board; or

     (v) prior to the purchase of any Shares under the Offer, the Company shall have received any Acquisition Proposal which the Board has determined and publicly announced is more favorable to the Company's stockholders than the transactions contemplated by this Agreement, whether or not such determination is required by the fiduciary duties of the Board;

(each such event described in this subparagraph (a) being, a "Trigger Event"), then the Company shall promptly, but in no event later than two days after the termination of this Agreement pursuant to Section 8.01(b)(iii) hereof as the result of the occurrence thereof, pay to Acquisition an amount equal to $1,500,000, which amount is inclusive of all expenses of Acquisition and Parent.

     (b) If (i) this Agreement is terminated for any reason other than as a result of the Offer being terminated based upon the failure of the conditions set forth in clauses (iii) or (iv)(b) of Annex A hereto, and (ii) neither Parent nor Acquisition is in material breach of its material covenants and agreements under this Agreement, then the Company shall, if no payment has been made pursuant to Section 8.03(a) hereof, reimburse each of Parent, Acquisition and their respective stockholders and affiliates (not later than two days after submission of statements therefor) for all out-of-pocket expenses and fees (including, without limitation, fees and expenses payable to all banks, investment banking firms and other financial institutions and their respective agents and counsel, for arranging or providing the Financing and structuring the transaction and all fees of counsel, accountants, experts and consultants, to Parent, Acquisition and their respective stockholders and affiliates) actually incurred or accrued by it or on its behalf in connection with the Offer and the Merger and the consummation of all transactions contemplated by this Agreement, including the Financing, and actually incurred or accrued by banks, investment banking firms and other financial institutions and assumed by Parent, Acquisition or their respective stockholders or affiliates in connection with the negotiation, preparation, execution and performance of this Agreement, the Financing and any definitive financing agreements relating thereto up to a maximum of $750,000 (all of the foregoing being referred to collectively as the "Expenses").

     (c)(i) If Parent does not accept for payment Shares pursuant to the Offer on or prior to the date which is sixty (60) days following commencement of the Offer, because of the failure of Parent to satisfy clause (iii) of Annex A hereto, then Parent, within two days of any termination pursuant to Section 8.01(d) hereof, shall pay to the Company an amount equal to $750,000;

     (ii) If this Agreement is terminated based upon a breach of any material representation, warranty, covenant or agreement on the part of Acquisition or Parent set forth in this Agreement (other than any representation, warranty or covenant relating to the Financing which shall be governed solely by subsection
(c)(i) of this Section), then Parent, within two days of any termination pursuant to Section 8.01(d) hereof, shall pay to the Company an amount equal to $1,500,000;

     (iii) SPII shall enter into an agreement acceptable to SPII and the Company whereby SPII shall guarantee, among other things, the timely payment of any amounts described in subclauses (i) and (ii) of this Section 8.03(c).

     (d) Except as provided in Section 8.03(a), (b) and (c) hereof, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses (including, in the case of the Company, the costs of printing the Schedule 14D-9, the Proxy Statement and any Other Filings to be printed, and in each case all exhibits, amendments or supplements thereto).

     SECTION 8.04  Amendment.  Subject to Section 1.03(c) hereof, this Agreement
                   ---------
may be amended by action taken by the Company, Parent and Acquisition at any time before or after adoption of the Merger by the stockholders of the Company (if required by applicable law); provided that, after any such approval, no amendment shall be made which decreases the Per Share Amount or which materially adversely affects the rights of the Company's stockholders hereunder without the approval of such stockholders; and, provided, further, that after consummation of the Offer any amendment referred to in the foregoing provision shall require approval of a majority of the Shares not beneficially owned by Parent, Acquisition or any of their Affiliates. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties.

     SECTION 8.05  Extension; Waiver.  Subject to Section 1.03(c) hereof, at any
                   -----------------
time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                 ARTICLE IX.

                                 MISCELLANEOUS

          SECTION 9.01  Nonsurvival of Representations and Warranties.  The
                        ---------------------------------------------
representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement.

          SECTION 9.02  Entire Agreement; Assignment.  This Agreement, the Offer
                        ----------------------------
Documents and the documents referenced in Sections 6.02(b) and 8.03(c)(iii) hereof, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and shall not be assigned by operation of law or otherwise; provided that, Parent may assign its rights and obligations to any subsidiary of Parent, but no such assignment shall relieve Acquisition of its obligations hereunder if such assignee does not perform such obligations.

          SECTION 9.03  Validity.  If any provision of this Agreement, or the
                        --------
application thereof to any person or circumstance, is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

          SECTION 9.04 Notices.  All notices, requests, claims, demands and
                       -------
other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile (with confirmation), or telex, or by registered or certified mail (postage prepaid, return receipt requested), to the other party as follows:

     If to Parent or Acquisition, to:

     Charles B. McNamee
     President
     TIE Acquisition Co.
     1201 Third Avenue
     Suite 5400
     Seattle, Washington 98101
     Facsimile:  (206) 628-5173
     Telephone:  (206) 628-8014
     with copies to:

     Smith, Gambrell & Russell
     Suite 3100, Promenade II
     1230 Peachtree Street N.E.
     Atlanta, Georgia 30309-3592
     Attention:  Bruce W. Moorhead, Jr., Esq.
     Facsimile:  (404) 815-3509
     Telephone:  (404) 815-3660

     if to the Company, to:

     Robert W. Webb
     Vice President, Secretary and
      General Counsel
     TIE/communications, Inc.
     Suite 1900
     225 West Washington Street
     Chicago, Illinois 60606
     Facsimile:  (312) 845-8769
     Telephone:  (312) 372-9500

     with a copy to:

     Neal Gerber & Eisenberg
     Two North LaSalle Street
     Suite 2200
     Chicago, Illinois 60602
     Attention:   Charles Evans Gerber, Esq.
     Facsimile:   (312) 269-1747
     Telephone:   (312) 269-8050

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

          SECTION 9.05  Governing Law.  This Agreement shall be governed by and
                        -------------
construed in accordance with the law of the State of Delaware, without regard to the principles of conflicts of law.

          SECTION 9.06  Descriptive Headings.  The descriptive headings herein
                        --------------------
are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

          SECTION 9.07  Exhibits, Schedules and Annexes.  The Exhibits,
                        -------------------------------
Schedules and Annexes referred to in this Agreement shall be deemed an integral part of this Agreement, as if fully set forth herein.

          SECTION 9.08  Parties in Interest.  This Agreement shall be binding
                        -------------------
upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and, except as provided in Sections 6.06, 6.11 and 9.02 hereof, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

          SECTION 9.09  Counterparts.  This Agreement may be executed in two or
                        ------------
more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

             [The remainder of this page intentionally left blank.]

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its representatives thereunto duly authorized, all as of the day and year first above written.


                                    TIE/COMMUNICATIONS, INC.


                                    By:  /s/ George N. Benjamin III
                                         --------------------------
                                         George N. Benjamin III
                                         President

                                    TIE MERGER CO.


                                    By:  /s/ Charles B. McNamee
                                         ---------------------------
                                         Charles B. McNamee
                                         President

                                    TIE ACQUISITION CO.


                                    By:  /s/ Charles B. McNamee
                                         ---------------------------
                                         Charles B. McNamee
                                         President

                                                                         ANNEX A

     Notwithstanding any other provision of the Offer but subject to the obligations of Parent and Acquisition pursuant to Section 6.03 of the Merger Agreement, Parent shall not be required to accept for payment and may delay the acceptance for payment of any Shares tendered, and may terminate the Offer and not accept for payment any Shares tendered, if (i) any applicable waiting period under the HSR Act shall not have expired or been terminated, (ii) the Minimum Tender Condition shall not have been satisfied, (iii) Parent shall not have obtained sufficient financing to enable it to purchase the Shares to be purchased by it and to pay the fees and expenses incurred or to be incurred in connection with the financing, or (iv) prior to the acceptance for payment of Shares, any of the following conditions exist:

          (a) any statute, rule, regulation, judgment, injunction (whether temporary, preliminary or permanent), order or decree shall be enacted, promulgated, issued, entered, or deemed applicable to (i) Parent, Acquisition or any other affiliate of Parent or (ii) the Offer, the Stockholders Option Agreement, this Agreement, or any transactions contemplated hereby or the Merger, or any other action shall have been taken by any government or governmental authority, domestic or foreign, (A) making illegal, delaying beyond the date which is sixty (60) days following the commencement of the Offer or otherwise directly or indirectly restraining or prohibiting the acquisition by Parent of Shares pursuant to the Stockholders Option Agreement, the making of the Offer, the acceptance for payment of or payment for some of or all the Shares, or the consummation by Parent and Acquisition of the Merger, (B) restraining or prohibiting Parent's ownership or operation of, or compelling Parent to dispose of or hold separate all or any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, (C) imposing material limitations on the ability of Parent to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Parent on all matters properly presented to the Company's stockholders, (D) requiring divestiture by Parent of any Shares, or (E) otherwise, in the reasonable judgment of Parent, having a Material Adverse Effect or a Purchaser Material Adverse Effect; provided that, Parent shall have used its reasonable best efforts to cause any such action or proceeding to be determined in a manner satisfactory to Parent; or

          (b) any material adverse change or development shall have occurred, or Parent shall have become aware of any fact that would reasonably be expected to result in any change or development, in the business, assets, liabilities, capitalization, earnings, operations, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, that in the reasonable judgment of Parent, has or would reasonably be expected to have a Material Adverse Effect; or

          (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the American Stock Exchange,
     (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) the commencement of a war, armed hostilities or other international or national calamity having a significant adverse effect on the functioning of financial markets in the United States, (iv) any limitation (whether or not mandatory), by any United States governmental authority or agency on the extension of credit by banks or other financial institutions or (v) in the case of any of the situations described in clauses (i) through (iv) inclusive, existing at the date of the commencement of the Offer, a material acceleration or worsening thereof; or

          (d) the Company shall have breached or failed to perform any of its covenants or agreements which breach is material to the obligations of the Company under the Agreement or any of the representations and warranties of the Company set forth in the Agreement shall not be true in any material respect, in each case, when made or at any time prior to consummation of the Offer; or

          (e) the Agreement or the Stockholders Option Agreement shall have been terminated; or

          (f) the Board shall have publicly (including by amendment of the Schedule 14D-9) withdrawn or modified in a manner adverse to Parent: (i) its approval or recommendation of the Offer, the Merger or the Agreement, or (ii) its actions causing the restrictions on business combinations contained in Section 203 of the Delaware Law not to apply to the transactions contemplated hereby, the Offer or the Stockholders Option Agreement or shall have resolved to do so; or

          (g) any party to the Stockholders Option Agreement other than Parent shall have breached or failed to perform in any material respect any of its agreements under the Stockholders Option Agreement or any of the representations and warranties of any such party set forth in the Stockholders Option Agreement shall not be true in any material respect, in each case, when made or at any time prior to the consummation of the Offer as if made at and as of such time, or the Stockholders Option Agreement shall have been invalidated or terminated with respect to any Shares subject thereto; or

          (h) the Company shall have entered into, or shall have publicly announced its intention to enter into, an agreement or agreement in principle with respect to any Acquisition Proposal; or

          (i) Parent, Acquisition and the Company shall have agreed that Parent shall terminate the Offer or postpone the payment for Shares thereunder;

which, in the reasonable judgment of Parent in any such case, and regardless of the circumstances giving rise to any such condition makes it inadvisable to proceed with such acceptance for payment or payments.

     The foregoing conditions are for the benefit of Parent and Acquisition and may be asserted by Parent and/or Acquisition regardless of the circumstances giving rise to any such condition or, except as otherwise provided herein, may be waived by Parent in whole or in part at any time and from time to time in its sole discretion. The failure by Parent at any time to assert any of the foregoing conditions shall not be deemed a waiver of any such condition and each such condition shall be deemed an ongoing condition which may be asserted at any time and from time to time.

                                      A-2